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                                                                    EXHIBIT 21.1
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                                  SUBSIDIARIES
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     Innkeepers USA Trust, a Maryland real estate investment trust (the
"Company"), operates principally through two entities, (i) Innkeepers Financial Corporation, a Virginia corporation ("IFC"), which is a wholly-owned subsidiary of the Company, and (ii) Innkeepers USA Limited Partnership, a Virginia limited partnership (the "Partnership"), of which IFC is the sole general partner. All of the Company's hotels are owned by the Partnership or subsidiary limited partnerships which are owned 99% by the Partnership and 1% by either the Company directly or corporations which are wholly-owned by the Company. The Company also has a taxable REIT subsidiary which leases one of the Company's hotels.